Exhibit g(6)

FOURTH AMENDMENT TO AMENDED AND RESTATED

COINSURANCE AND MODIFIED COINSURANCE AGREEMENT

THIS FOURTH AMENDMENT TO AMENDED AND RESTATED COINSURANCE AND MODIFIED COINSURANCE AGREEMENT (“Amendment”) effective April 17, 2023 amends the AMENDED AND RESTATED COINSURANCE AND MODIFIED COINSURANCE AGREEMENT effective February 4, 2021 (the “Agreement”) between MEMBERS LIFE INSURANCE COMPANY and CMFG LIFE INSURANCE COMPANY.

WHEREAS, the parties wish to amend the terms of the Agreement to revise the names of the policies attached to the Agreement to update them to reflect changes associated with the branding changes.

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree to amend the Agreement as follows:

1.1	Amendment to SCHEDULE A. “Schedule A – Covered Policies” to the Agreement is replaced in its entirety with the “Schedule A – Covered Policies” attached to this Amendment.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives effective as of the date set forth above.

MEMBERS LIFE INSURANCE COMPANY	CMFG LIFE INSURANCE COMPANY

By:	By:

Print Name:	Brian Borakove	Print Name:	Laureen Winger

Title:	Senior Vice President	Title:	EVP, Chief Financial Officer

Date:	04/25/2023	Date:	04/25/2023

SCHEDULE A

COVERED POLICIES

MEMBERS® Zone Annuity

MEMBERS® Horizon Variable Annuity

TruStage™ Horizon II Annuity

TruStage™ Zone Income Annuity

TruStage™ ZoneChoice Annuity